UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 6, 2015
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

             Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 6, 2015, Diamond Resorts International, Inc. (the “Company”) and Diamond Resorts Corporation, an indirect, wholly-owned subsidiary of the Company (“DRC”), entered into a Master Agreement (the “Master Agreement”) with Stephen J. Cloobeck, the Company’s Chairman of the Board, Hospitality Management and Consulting Service, L.L.C. (“HM&C”), JHJM Nevada I, LLC (“JHJM”) and other entities controlled by Mr. Cloobeck or his immediate family members. Pursuant to the Master Agreement (the “Master Agreement”), the parties made certain covenants to and agreements with the other parties, including (1) the termination, effective as of January 1, 2015, of the services agreement between JHJM and HM&C; (2) the entry into a Membership Interest Purchase Agreement (the “Purchase Agreement”), whereby the Company is acquiring from an entity controlled by Mr. Cloobeck and an entity controlled by David F. Palmer, the Company’s President and Chief Executive Officer (which entities owned 95% and 5% of the outstanding membership interests of HM&C, respectively), all of the outstanding membership interests in HM&C in exchange for an aggregate purchase price of $10,000; (3) the conveyance to DRC of exclusive rights to market timeshare and vacation ownership properties from a prime location adjacent to Polo Towers on the “Las Vegas Strip,” pursuant to the terms of an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”); (4) Mr. Cloobeck’s agreement to various restrictive covenants, including non-competition, non-solicitation and non-interference covenants; (5) Mr. Cloobeck’s grant to the Company and DRC of a license to use Mr. Cloobeck’s persona, including his name, likeness and voice; and (6) the Company’s payment to Mr. Cloobeck or his designees of an aggregate of $16.5 million.
In addition, in light of the termination of the services agreement between JHJM and HM&C, the Company agreed in the Master Agreement that, at least through December 31, 2017, so long as Mr. Cloobeck is serving as a member of the board of directors of the Company (the “Board”), he will continue to be the Chairman of the Board, and in such capacity will receive annual compensation equal to two times the compensation paid generally to other non-employee directors, and he and his spouse and children will receive medical insurance coverage.
The consummation of the transactions (the “Transactions”) contemplated by the Master Agreement, the Purchase Agreement, the Assignment and Assumption Agreement and the other agreements entered into in connection with such agreements (collectively, the “Transaction Documents”) is effective as of January 1, 2015.
Copies of the Master Agreement, the Purchase Agreement and the Assignment and Assumption Agreement are attached as Exhibits 10.1, 10.2 and 10.3 to this report, respectively, and are incorporated herein by reference. The foregoing descriptions of the Master Agreement, the Purchase Agreement and the Assignment and Assumption Agreement do not purport to be complete and are qualified in their entirety by reference to the Master Agreement, the Purchase Agreement and the Assignment and Assumption Agreement.
Item 7.01 Regulation FD Disclosure.
In accordance with its charter and the Company’s policy regarding related party transactions, the Audit Committee of the Board, consisting solely of independent members of the Board (none of whom has an economic or other interest in the Transactions), having considered and reviewed the financial and other aspects of the Transactions with the assistance of its own independent advisors, including the review of various materials prepared for or provided to the Audit Committee, among them a report regarding the estimated range of fair market values of certain assets acquired by the Company as part of the Transactions prepared by a nationally recognized independent valuation service provider, found the Transactions to be in the best interests of the Company and unanimously approved, and recommended that the Board approve, the Master Agreement and the other Transaction Documents and the consummation of the Transactions. The Board, acting upon the recommendation of the Audit Committee, by unanimous vote of all of the directors (other than Messrs. Cloobeck and Palmer, the only two directors with an economic or other interest in the Transactions and each of whom abstained from such vote and the related deliberations of the Board), then approved the Master Agreement and the other Transaction Documents and the consummation of the Transactions.

On January 6, 2015, the Company issued a press release relating to the Transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Master Agreement, dated as of January 6, 2015, by and among Diamond Resorts International, Inc., Diamond Resorts Corporation, Hospitality Management and Consulting Service, L.L.C., Stephen J. Cloobeck, Cloobeck Companies, LLC, JHJM Nevada I, LLC and, solely for limited purposes stated therein, Nevada Resort Properties Polo Towers Limited Partnership.

10.2	Membership Interest Purchase Agreement, dated as of January 6, 2015, .by and among Diamond Resorts Corporation, Cloobeck Companies, LLC and Chautauqua Management, LLC.
10.3	Assignment and Assumption Agreement, dated as of January 6, 2015, by and among Diamond Resorts Corporation, JHJM Nevada I, LLC and Nevada Resort Properties Polo Towers Limited Partnership.
99.1	Press Release of Diamond Resorts International, Inc., dated January 6, 2015 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
January 6, 2015	By: /s/ Jared T. Finkelstein Name: Jared T. Finkelstein Title: Senior Vice President-General Counsel and Secretary